Exhibit 99.3

TD GROUP US HOLDINGS LLC

SECRETARY'S CERTIFICATE

The undersigned, being the duly elected, qualified and acting Assistant Secretary of TD Group US Holdings LLC (the "Company"), hereby certifies the following resolutions were presented to and approved by the Board of Directors of the Company at a meeting held May 23, 2023:

RESOLVED: To approve the Signature Authority Resolution as follows:

WHEREAS, the Board of Directors (the "Board") of TD Group US Holdings LLC (the “Company”) has determined that certain officers and other employees of the Company should be authorized generally to execute contracts, deeds, mortgages, notes, security agreements, leases, assignments, releases, purchase and sale agreements for the purchase, lease, sale, and conveyance of the Company's real and personal property and general contracts, documents, agreements and instruments in order to effectuate the business of the Company; all as related to their respective duties and in furtherance of the business and the interests of the Company.

NOW, THEREFORE, BE IT

RESOLVED: That any Executive Officer of the Company is hereby authorized and empowered to execute any and all contracts, deeds, mortgages, notes, security agreements, financing statements, leases, assignments, releases, discharges, settlements of claims, purchase and sale agreements for the purchase, lease, sale and conveyance of the Company's real and personal property and general contracts, documents, agreements and any other instruments in order to effectuate the business of the Company.

I further certify the following person is a duly elected Executive Officer of the Company:

Ryan A. Barry, Head of Finance and Accounting

IN WITNESS WEHREOF, the undersigned has executed this Certificate on the 18th day of July, 2023.

/s/ Lydia C. Boose

Lydia C. Boose, Assistant Secretary

Lydia C. Boose, Assistant Corporate Secretary